EXHIBIT 99.1

BOYD GAMING — COAST CASINOS MERGER APPROVED BY STOCKHOLDERS

LAS VEGAS, NV — APRIL 30, 2004 — Boyd Gaming Corporation (NYSE:BYD) and Coast Casinos, Inc., today announced that, at their respective annual meetings, stockholders of both companies overwhelmingly approved the merger of Coast into Boyd Gaming. The transaction is expected to close in mid-2004, subject to the receipt of various regulatory and other approvals.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding Boyd Gaming’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the anticipated closing of the Coast Casinos merger, the closing of the Shreveport acquisition and the expected opening of Coast Casinos’ fifth property, the South Coast Hotel and Casino. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, Boyd Gaming can provide no assurances that either the Coast Casinos merger or the Shreveport acquisition will close when anticipated, or at all, or that the South Coast Hotel and Casino will open when expected, or at all. Among the factors that could cause actual results to differ materially are the need to obtain gaming and other approvals and uncertainties relating to new developments. All forward-looking statements in this document are made as of the date hereof, based on information available to Boyd Gaming and Coast Casinos as of the date hereof, and the companies assume no obligation to update any forward-looking statement.

Based in Las Vegas, Coast Casinos, Inc. owns and operates four Las Vegas hotel-casinos: The Orleans, the Gold Coast Hotel and Casino, the Suncoast Hotel and Casino and the Barbary Coast Hotel and Casino. Coast Casinos is currently developing a fifth property, the South Coast Hotel and Casino, on the south end of the Las Vegas strip, which is currently expected to open in the fourth quarter of 2005. For more information on Coast Casinos, please visit the Company’s website at: www.coastcasinos.com.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 13 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming recently opened Borgata Hotel, Casino and Spa at Renaissance Pointe (AOL keyword: borgata or www.theborgata.com), a $1.1 billion entertainment destination hotel in Atlantic City, through a joint venture with MGM MIRAGE. In February, the Company reached a definitive agreement to merge with Coast Casinos, Inc. The $1.3 billion merger is expected to be completed in mid-2004, subject to regulatory approvals. Boyd Gaming is also awaiting regulatory approval of its acquisition of Harrah’s Shreveport, and that is expected in the second quarter 2004. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.